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                                                                      EXHIBIT 12



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                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                 Three Months Ended March 31
                                                  1998               1997
                                                (Dollar amounts in millions)



Fixed charges:
  Interest and debt expense                     $     94.3       $     81.9
  One-third of rental expense                          6.5              6.3
                                                ----------       ----------
       Total                                    $    100.8       $     88.2
                                                ==========       ==========

Earnings:
  Income from continuing operations             $     27.5       $     35.1
  Provision for income taxes                          14.2             19.1
  Fixed charges                                      100.8             88.2
                                                ----------       ----------
       Total                                    $    142.5       $    142.4
                                                ==========       ===========

Ratio of earnings to fixed charges                    1.41             1.61
                                                      ====             ====

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